                       DiVall Insured Income Fund, L.P.

                                QUARTERLY NEWS


A publication of The Provo Group, Inc.                    FIRST QUARTER 1997



NORTH DAKOTA FLOOD SPARES RIO BRAVO RESTAURANT
Grand Forks, North Dakota

The Partnership's Rio Bravo restaurant (Grand Forks, ND) fortunately sustained minimal flood damage. However, the new tenant was unable to commence construction this winter as the area also suffered through a record snowfall of 120 inches which paralyzed the economy for months.

Bruce Provo met with our new Rio Bravo tenant on April 29th...one day after they were finally allowed by the National Guard to inspect their property. The Partnership granted the tenant three additional months of rent abatement for construction. We are anxious to be one of the first commitments form available building contractors.

The additional period of rent abatement coincides exactly with the expiration of our previously negotiated lease termination fee from Chi Chi's. Accordingly, there will effectively be no interruption of our revenue stream from this property.

We do, however, expect to apply to FEMA (Federal Emergency Management Agency) to recover our imputation of lost rents via abatement. We also expect a reduction of the property's 1997 real estate taxes. The tenant is expected to put approximately $500,000 of tenant improvements and $200,000 of equipment into the property.

                                  ----------


                              OTHER NEWS INSIDE...


 .    NEW LEASES FOR DEN-AMERICA?.................... Property Highlights,   PG 3

 .    HARDEE'S CORPORATE SELLS TO CKE!............... Property Highlights,   PG 4

 .    CONTRACT PENDING FOR COLORADO LAND............. Property Highlights,   PG 4

 .    THIRD-PARTY SOLICITATIONS...................... Questions and answers, PG 5

 .    ARE THE FORMER GPS IN JAIL?.................... Questions and answers, PG 5

 .    WHAT'S MY INVESTMENT WORTH?.................... Questions and answers, PG 6

TheProvoGroup


Page 2                             DiVall 1                              1 Q 97


                            =======================

                            Distribution Highlights


 .    6.6% (approx.) annualized return from operations and other sources based on
     $22,700,000 ("net" remaining initial investment).

 .    $15.00 per unit (approx.) for the First Quarter 1997 from both cash flow from operations and "net" cash activity from financing and investing activities.

 .    $375,000 "total" amount distributed for the First Quarter 1997 as budgeted.

 .    $843.00 to $740.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (March 1988), respectively.

     Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.

     (NOTE: Original units were purchased for $1,000/unit.)


                            =======================

                 Statements of Income and Cash Flow Highlights


 .    7% increase in operating revenues from projections.

 .    6% decrease in total expenses from projections.

 .    16% increase in "net" income from projections.

 .    $75,000 reserved from last quarter's excess cash (percentage rents and lease termination fee) was used to reduce the "high interest" debt that the Partnership has with Riverside Bank in Minnesota.

 .    (cont'd) The balloon note matures in September 1997 at which time the
     Partnership anticipates being able to completely pay off with additional reserves.

 .    (cont'd) The Partnership entered into this promissory note agreement in
     September 1992. The original proceeds were used to convert a Rocky Rococo restaurant into a Denny's restaurant.

TheProvoGroup

Page 3                              DiVall 1                           1 Q 97


                          ===========================

                 Statements of Income and Cash Flow Highlights
                                   (cont'd)


 .    $15,000 was paid in property repairs for the Rio Bravo restaurant located in Grand Forks, North Dakota. (NOTE: These repairs were "severe" winter-weather related. Insurance reimbursement is expected.)

 .    Administrative, professional and auditing expenses were in "total" $12,000 lower than budgeted for the quarter ended March 31, 1997.


                          ===========================

                              Property Highlights

                                   Vacancies
                                   ---------

 .    Denny's restaurant (Beaver Dam, WI) was vacant at March 31, 1997. The tenant of this property, DenAmerica Corp., vacated the property at the end of December 1996 and notified management during the quarter that they were ceasing all rental payments on this property. (NOTE: Refer to "Other Property Matters" below for further discussion.)

                                Rents Receivable
                                ----------------

           The following restaurant was delinquent at March 31, 1997.

 .    Denny's restaurant (Beaver Dam, WI) - DenAmerica Corp. - $17,300 for scheduled rent and equipment.

                             Other Property Matters
                             ----------------------

 .    As mentioned above, DenAmerica Corporation notified management that they were ceasing rental payments on their Beaver Dam, Wisconsin restaurant which they have closed. This tenant was defaulted and has since requested that management consider their proposal for terminating the Beaver Dam, Wisconsin lease; consider assigning BW-3's (Hopkins, MN) restaurant lease directly with the Partnership; and consider modifying their remaining leases that currently pay straight percentage rent versus fixed rent. The Partnership has countered these proposals and is currently awaiting a response from the tenant.

TheProvoGroup


Page 4                              DiVall 1                           1 Q 97

                         =============================

                         Property Highlights (cont'd)

                        Other Property Matters (cont'd)
                        -------------------------------

 .    Bysom Enterprises, Ltd., tenant of seven (7) Popeye's restaurants in
     Chicago, Illinois is current with scheduled monthly rental payment, however, they have recently become delinquent on a portion of their annual percentage rent. As reported previously, their sales have been increasing steadily.

 .    BJ's Market & Bakery (Chicago, IL) who recently replaced the previous
     Porterhouse restaurant tenant began their lease April 1997. Business is scheduled for opening on May 15, 1997 with rent commencing August 1, 1997.

 .    The Partnership has received a sales contract from a prospective buyer for the vacant land in Colorado. Management is currently awaiting final terms of the contract.

 .    Chi Chi's, Inc., tenant of Chi Chi's restaurant has been experiencing a sales decline which is closely being monitored by the Partnership.

 .    TP Acquisition Corporation, tenant of four (4) Taco Cabana restaurants in
     Texas, continues to experience sales increases with its restaurants. They also remain current on all rental payments with the Partnership.

 .    Hardee's Food Systems, Inc. was recently acquired by CKE Restaurants, owner of Carl's Jr. restaurants. Closing is expected to occur July 1997. The Partnership anticipates the buy out and the marriage of Hardee's breakfast menu and Carl's Jr.'s lunch/dinner menus may "boost" sales nationwide. Hardee's Food Systems, Inc. is the new tenant of the Partnership's Hardee's restaurant in Fond du Lac, Wisconsin.


                         =============================

                             Restoration Highlights

 .    Recoveries received during the First Quarter 1997 were slightly under
     $1,000 for the Partnership.

 .    "Total" recoveries received to date for the Partnership are $668,000.
     (approx.)

 .    The trial against Boatmen's First National Bank of Kansas City has been re-
     scheduled for June 23, 1997.

TheProvoGroup

Page 5                              DiVall 1                            1 Q 97


                        -------------------------------

                               Return of Capital

The following table has been updated to present the breakdown of distributions since the Partnership's first quarterly distribution, for the period ended December 31, 1986 through March 31, 1997.

     ========================================================================
                                                  Distribution   Capital
                                                  Analysis       Balance
                                                  ------------   -------

     Original Capital Balance                                -   $25,000,000
     Cash Flow From Operations Since Inception    $ 17,637,528             -
     Total Distributions Since Inception           (19,941,740)            -
                                                  ------------

     (Return) of Capital                          $ (2,304,212)   (2,304,212)
                                                  ============   -----------

     "Net" Remaining Initial Investment
          by Original Partners                               -   $22,695,788
                                                                 ===========

     ========================================================================

        (NOTE: For a more individualized discussion of return of capital contact
                              Investor Relations.)


                        -------------------------------

                              Questions & Answers



1.   Why am I receiving solicitations to buy my units?

     Any solicitations that you may receive to buy your units are a result of a third-party (not affiliated with TPG, Inc.) who is interested in acquiring units at a discounted rate. As General Partner, we encourage you to thoroughly review all your options.

2.   Are the former general partners in jail?

     Former general partner, Gary J. DiVall, was sentenced last year to eight
     (8) years in prison with seven (7) years of subsequent probation. Former general partner, Paul E. Magnuson, received the same sentence on March 3, 1997.

TheProvoGroup

Page 6                               DiVall 1                      1 Q 97


                        ------------------------------

                         Questions & Answers (cont'd)


3.   What is the 1996 per unit value for my investment in the Partnership?

     As we reported in your 1996 Annual Report, the estimated value of your investment in the Partnership at December 31, 1996 was $550 per unit.


4.   When can I expect my next distribution mailing?

     Your next scheduled distribution correspondence for the Second Quarter of 1997 will be mailed on August 15, 1997.



                                     * * *

================================================================================

 For questions or additional information, please contact Investor Relations at
                       1-800-547-7686 or 1-608-244-7661.

               All written inquiries may be mailed or faxed to:

                             The Provo Group, Inc.

          Post Office Box 8673                     1410 Northport Drive
          Madison, Wisconsin  53708-8673           Madison, Wisconsin  53704

                              (FAX 608-244-7663)

================================================================================

-------------------------------------------------------------------------------
TheProvoGroup
                        DIVALL INSURED INCOME FUND L.P.
                  STATEMENTS OF INCOME AND CASH FLOW CHANGES
                FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1997
-------------------------------------------------------------------------------

                                               PROJECTED    ACTUAL    VARIANCE
                                               --------------------------------
                                                  1ST        1ST        CASH
                                                QUARTER    QUARTER     BETTER
                                                3/31/97    3/31/97     (WORSE)
                                               ---------  ----------  ---------
OPERATING REVENUES
  Rental income                                $ 494,194  $  529,722  $  35,528
  Direct financing interest                        4,987       4,987          0
  Interest income                                 10,500       9,491     (1,009)
  Recoveries of Amounts Previously Written
   Off                                                 0         707        707
  Other income                                         0         730        730
                                               ---------  ----------  ---------
TOTAL OPERATING REVENUES                       $ 509,681  $  545,637  $  35,956
                                               ---------  ----------  ---------
OPERATING EXPENSES
  Insurance                                    $   4,600  $    4,510  $      90
  Management fees                                 23,098      23,020         78
  Restoration fees                                     0          28        (28)
  Overhead allowance                               1,915       1,897         18
  Advisory Board                                   3,900       3,749        151
  Administrative                                  17,762      13,769      3,993
  Professional services                            5,572         362      5,210
  Auditing                                        15,755      12,955      2,800
  Legal                                            7,500       7,600       (100)
  Real Estate Taxes                                    0      (3,627)     3,627
  Appraisals                                           0       1,460     (1,460)
  Property repairs                                     0      15,026    (15,026)
  Defaulted tenants                                7,550       1,528      6,022
                                               ---------  ----------  ---------
TOTAL OPERATING EXPENSES                       $  87,652  $   82,277  $   5,375
                                               ---------  ----------  ---------
INTEREST EXPENSE                               $  23,390  $   22,340  $   1,050
                                               ---------  ----------  ---------
INVESTIGATION AND RESTORATION EXPENSES         $  10,391  $    4,152  $   6,239
                                               ---------  ----------  ---------
NON-OPERATING EXPENSES
  Depreciation                                 $  87,927  $   87,926  $       1
  Amortization                                     2,615       2,150        465
                                               ---------  ----------  ---------
TOTAL NON-OPERATING EXPENSES                   $  90,542  $   90,076  $     466
                                               ---------  ----------  ---------
TOTAL EXPENSES                                 $ 211,975  $  198,845  $  13,130
                                               ---------  ----------  ---------
NET INCOME                                     $ 297,706  $  346,792  $  49,086
                                                                      VARIANCE
                                                                      ---------
OPERATING CASH RECONCILIATION:
  Depreciation and amortization                   90,542      90,076       (466)
  Recovery of amounts previously written off           0        (707)      (707)
  (Increase) Decrease in current assets          (45,917)    (51,617)    (5,700)
  Increase (Decrease) in current liabilities     (70,189)    (44,754)    25,435
  G.P. distribution                               (1,191)     (1,387)      (196)
  Cash reserved for payables                     112,000     110,000     (2,000)
  Advance from (to) future cash flows for
   current distributions                          (7,000)          0      7,000
                                               ---------  ----------  ---------
Net Cash Provided From Operating Activities    $ 375,951  $  448,403  $  72,452
                                               ---------  ----------  ---------
CASH FLOWS FROM (USED IN) INVESTING AND
 FINANCING ACTIVITIES
  Recoveries from former G.P. affiliates               0         707        707
  Principal received on equipment leases          13,943       7,633     (6,310)
  Investment in buildings and improvements             0      (4,300)    (4,300)
  Principal payments on mortgage notes            (7,114)    (83,020)   (75,906)
                                               ---------  ----------  ---------
Net Cash Provided from Investing And
 Financing Activities                          $   6,829  $  (78,980) $ (85,809)
                                               ---------  ----------  ---------
Total Cash Flow For Quarter                    $ 382,780  $  369,423  $ (13,357)

Cash Balance Beginning of Period                 913,738   1,037,631    123,893
Less 4th quarter distributions paid 2/97        (350,000)   (350,000)         0
Plus cash reserved above for payables and
 future distributions                           (105,000)   (110,000)    (5,000)
                                               ---------  ----------  ---------
Cash Balance End of Period                     $ 841,518  $  947,054  $ 105,536
                                               ---------  ----------  ---------

Cash reserved for 1st quarter L.P.
 distributions                                  (375,000)   (375,000)         0
Cash reserved for payment of payables and
 future distributions                           (340,000)   (450,000)  (110,000)
                                               ---------  ----------  ---------
Unrestricted Cash Balance End of Period        $ 126,518  $  122,054  $  (4,464)
                                               =========  ==========  =========

--------------------------------------------------------------------------------

                                               PROJECTED    ACTUAL    VARIANCE
                                               --------------------------------
* Quarterly Distribution                       $ 375,000  $  375,000  $       0
  Mailing Date                                   5/15/97  (enclosed)       --

--------------------------------------------------------------------------------
* Refer to distribution letter for detail of quarterly distribution.

                                      ------------------------------------------
TheProvoGroup                         ORIGINAL EQUITY                $25,000,000
                                      NET DISTRIBUTION OF CAPITAL
PROJECTIONS FOR                        SINCE INCEPTION               $ 2,304,212
                                                                     -----------
DISCUSSION PURPOSES                   CURRENT EQUITY                 $22,695,788
                                                                     ===========
                                      ------------------------------------------

                        DIVALL INSURED INCOME FUND L.P.
                             1997 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS

PORTFOLIO

                                     -------------------------------
                                              REAL ESTATE
                                     -------------------------------
---------------------------------                   BASE        %
CONCEPT          LOCATION               COST        RENT      YIELD
---------------------------------    -------------------------------
RIO BRAVO        GRAND FORKS, ND        984,801    100,000    10.15%
CHI CHI'S        EAU CLAIRE, WI       1,042,730    136,260    13.07%

VACANTLAND       COL. SPRINGS, CO       356,549          0     0.00%

DENNY'S **       GLENDALE, AZ         1,105,926     90,000     8.14%
DENNY'S **       SCOTTSDALE, AZ       1,051,157     90,000     8.56%
DENNY'S **       MESA, AZ             1,028,036     90,000     8.75%
DENNY'S **       PEORIA, AZ           1,105,926     90,000     8.14%
BW-III           HOPKINS, MN            795,050     66,000     8.30%
DENNY'S          BEAVER DAM, WI         659,299     66,000    10.01%

FAZOLI'S         DES MOINES, IA         565,476     45,500     8.05%

HARDEE'S         FOND DU LAC, WI      1,026,931     72,000     7.01%

POPEYE'S         CHICAGO, IL            473,968     63,180    13.33%
POPEYE'S         CHICAGO, IL            610,893     81,420    13.33%
POPEYE'S         CHICAGO, IL            484,501     64,620    13.34%
POPEYE'S         CHICAGO, IL            610,893     81,420    13.33%
POPEYE'S         CHICAGO, IL            437,105     58,260    13.33%
POPEYE'S         CHICAGO, IL            631,958     84,180    13.32%
POPEYE'S         CHICAGO, IL            579,295     77,280    13.34%

BJ's MARKET      CHICAGO, IL            905,807     60,000     6.62%

TACO CABANA      ARLINGTON, TX        1,474,569    132,000     8.95%
TACO CABANA      DALLAS, TX           1,369,243    132,000     9.64%
TACO CABANA      DALLAS, TX           1,257,596    132,000    10.50%
TACO CABANA      DALLAS, TX           1,308,153    132,000    10.09%
--------------------------------     -------------------------------

--------------------------------     -------------------------------
PORTFOLIO TOTALS (23 Properties)     19,865,862  1,944,120     9.79%
--------------------------------     -------------------------------

OUTSTANDING DEBT

                                     -------------------------------
                                      AMOUNT     ANNUAL     CURRENT
--------------------------------       OWNED      DEBT      INTEREST
MORTGAGED PROPERTIES                  3/31/97    SERVICE      RATE
--------------------------------     -------------------------------
DENNY'S          HOPKINS, MN             32,687     14,783    10.75%
DENNY'S          BEAVER DAM, WI          69,894      8,726     9.50%
MULTIPLE STORES  AZ, TX                 600,000          0     8.50%
--------------------------------     -------------------------------
--------------------------------     -------------------------------
TOTALS                                  702,581     23,509        -
--------------------------------     -------------------------------

--------------------------------     -------------------------------
NET AFTER DEBT                       19,163,281  1,920,611    10.02%
--------------------------------     -------------------------------

--------------------------------------------
                EQUIPMENT
--------------------------------------------
  LEASE                  LEASE*       % *
EXPIRATION     COST     RECEIPTS     RETURN
--------------------------------------------
              68,744           0       0.00%
              40,553           0       0.00%
              39,218           0       0.00%
              58,781           0       0.00%
1/15/2000    190,000      37,860      19.93%
3/31/2000    190,000      37,860      19.93%

              39,600           0       0.00%





--------------------------------------------

            --------------------------------
             626,896      75,720      12.08%
            --------------------------------

            --------------------------------
             AMOUNT       ANNUAL     CURRENT
              OWNED        DEBT     INTEREST
             3/31/97      SERVICE     RATE
            --------------------------------

              54,479      24,637      10.75%
             175,348      21,514       9.50%
            --------------------------------

            --------------------------------
             229,827      46,151          -
            --------------------------------

            --------------------------------
             397,069      29,569       7.45%
            --------------------------------

                                    --------------
--------------------------------       TOTAL %
              TOTALS                ON 22, 695,788
--------------------------------       EQUITY
 INVESTED     RECEIPTS*   RETURN*       RAISE
--------------------------------    --------------
   984,801     100,000    10.15%
 1,042,730     136,260    13.07%

   356,549           0     0.00%

 1,174,670      90,000     7.66%
 1,091,710      90,000     8.24%
 1,067,254      90,000     8.43%
 1,164,707      90,000     7.73%
   985,050     103,860    10.54%
   849,299     103,860    12.23%

   605,076      45,500     7.52%

 1,026,931      72,000     7.01%

   473,968      63,180    13.33%
   610,893      81,420    13.33%
   484,501      64,620    13.34%
   610,893      81,420    13.33%
   437,105      58,260    13.33%
   631,958      84,180    13.32%
   579,295      77,280    13.34%

   905,807      60,000     6.62%

 1,474,569     132,000     8.95%
 1,369,243     132,000     9.64%
 1,257,596     132,000    10.50%
 1,308,153     132,000    10.09%
--------------------------------    -------------

--------------------------------    -------------
20,492,758   2,019,840     9.86%            8.90%
--------------------------------    -------------

------------------------
   AMOUNT        ANNUAL
    OWNED         DEBT
   3/31/97       SERVICE
------------------------
    87,166        39,420
   245,242        30,240
   600,000             0
------------------------

------------------------
   932,408        69,660
------------------------

-----------------------------------    ----------
19,560,350     1,950,180      9.97%         8.59%
-----------------------------------    ----------


 * A portion of the amounts disclosed include a return of principal.
** Rent is based on 12.5% of monthly sales. Rent projected for 1997 is based on 1996 sales levels.